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                                                                 EXHIBIT 99.1(a)

                          EMPLOYMENT AGREEMENT - CORR


THIS EMPLOYMENT AGREEMENT ("Agreement") is made and entered into as of this 1st day of January, 1998,


BY AND BETWEEN                      AIRTRAN HOLDINGS, INC.
                                    a Nevada corporation hereinafter referred to as the "Company"

AND                                 D. JOSEPH CORR, an
                                    individual, hereinafter referred to as
                                    "Corr"

WITNESSETH:


1.   EMPLOYMENT.  Company hereby retains and employs Corr to serve in the
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     capacity of President and Chief Executive Officer of the Company and its
     subsidiaries. Corr accepts such employment upon the terms and conditions herein set forth.

2.   TERM.  The term of this Agreement shall commence on January 1, 1998 and
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     shall continue until November 1, 1999, unless terminated earlier in accordance herewith.

3.   DUTIES.  During the term of this Agreement, and subject to the direction
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     and control of Company's Board of Directors, Corr shall perform such duties and functions as are incident and necessary to the management of the Company and such other duties and functions consistent with the office held by Corr or otherwise assigned to him during the term of this Agreement consistent with his position. Corr agrees to devote his full time, attention and best efforts to the performance of his duties for the Company.

4.   COMPENSATION AND BONUS.
     ----------------------

     (a)  Salary.  As compensation for his services hereunder, and subject to
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          review by the Company's Board of Directors annually, Corr shall receive an annual base salary of $300,000 per annum, payable in such manner as is consistent with the Company's then current payroll practices. Such annual base salary shall be prorated for any partial period of employment. The Company shall deduct from each salary payment any and all sums required to be deducted by the Company for Social Security, federal and state withholding taxes, and any other federal or local tax or charge, whether now in effect or hereafter enacted or required, on such compensation.
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     (b)  Bonus.  Corr shall be eligible to participate in any management
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          incentive bonus program as the Board of Directors of the Company may determine from time to time and upon such terms and conditions as the Board of Directors of the Company may determine.

5.   REIMBURSEMENT OF EXPENSES.  The Company shall reimburse Corr for his
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     reasonable and necessary out-of-pocket expenses incurred in connection with the business of the Company and consistent with Company policies.

6.   BENEFITS.  Corr shall receive all employment benefits, including, without
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     limitation, health insurance, vacation and sick leave, offered or generally inuring to the benefit of other officers or employees of the Company from time to time, to the extent Corr is eligible therefor. In the event the Company wishes to obtain key man life insurance on Corr's life, Corr agrees to cooperate with the Company in completing any applications necessary to obtain such insurance and promptly submit to such physical examinations and furnish such information as any proposed insurance carrier may reasonably request.

7.   TERMINATION.  The Company may terminate Corr's employment hereunder at any
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     time with or without cause and Corr may resign his employment with Company at any time.

     (a) Upon termination of Corr's employment by the Company for cause or by Corr's resignation, Corr shall be entitled to no further compensation or benefits under this Agreement. For purposes of this Agreement, "Cause" to terminate Corr's employment shall mean (i) that Corr has been convicted of a felony, as evidenced by binding and final judgment, order or decree of a court of competent jurisdiction in effect after exhaustion or lapse of all right of appeal; or (ii) that Corr shall have breached a material term of this Agreement.

     (b) Upon termination of Corr's employment by the Company without cause, the Company shall pay to Corr a single lump sum severance pay amount equal to one year's base salary. In such event, the vesting of Corr's stock options shall be accelerated to the extent such stock options would have become vested during the twelve (12) months following the date of Corr's termination of employment by the Company without cause.

8.   ASSIGNMENT.  This Agreement shall be binding upon and shall inure to the
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     benefit of the successors and assigns of the Company.  The services to be rendered by Corr to the Company are individual and personal and performance of such services may not be rendered to the Company on behalf of Corr by any other person.

9.   FURTHER ASSURANCES.  Each party agrees that from time to time it will, on
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     its own initiative taken in good faith and at the reasonable request of the other party, execute and deliver or cause to be executed and delivered such documents and papers and take all such

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     further action, in addition to those required under the express terms of this Agreement, as may be reasonably required in order to consummate more effectively the purposes of this Agreement.

10.  INDEMNIFICATION.  The Company shall provide Corr indemnification throughout
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     the term of his employment for his acts as an officer and director of the
     Company to such extent as exists on the date hereof, provided however, that if such indemnification is diminished or is required to be diminished under any applicable law, statute or other governmental regulation, such diminution shall not constitute a violation of this provision. The terms of this Item 10 shall survive the termination of this Agreement for any reason whatsoever.

11.  MISCELLANEOUS.
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     (a)  Entire Agreement.  This Agreement rescinds and supersedes any other
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          agreement and this Agreement contains the entire understanding between the parties relative to the employment of Corr, there being no terms, conditions, warranties, or representations other than those contained herein, and no amendment hereto shall be valid unless made in writing and signed by both of the parties hereto.

     (b)  Governing Law.  This Agreement shall be construed in accordance with
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          the laws of the State of Nevada.

     (c)  Severability.  In the event that any provision herein shall be legally
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          unenforceable, the remaining provisions nevertheless shall be carried into effect.

     (d)  Notices.  All notices required or permitted to be given hereunder
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          shall be deemed given if in writing and delivered personally or sent by telex, telegram, telecopy, or forwarded by prepaid registered or certified mail (return receipt requested) to the party or parties at the following addresses (or at such other addresses as shall be specified by like notices), and any notice however given, shall be effective when received:

               To Corr:         D. Joseph Corr
                                AirTran Holdings, Inc.
                                9955 AirTran Boulevard
                                Orlando, Florida 32827
                                Fax:  (407) 251-5567

               To the Company:  AirTran Holdings, Inc.
                                9955 AirTran Boulevard
                                Orlando, Florida 32827
                                Attn: Chief Financial Officer
                                Fax:  (407) 251-5567

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     (e)  Waiver.  The waiver by any party of a breach of any provision of this
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          Agreement by the other shall not operate or be construed as a waiver of any subsequent breach of the same provision or any other provision of this Agreement.

     (f)  Counterparts.  This Agreement may be executed in one or more
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          counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     (g)  Headings.  The subject headings to the sections in this Agreement are
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          included for purposes of convenience only and shall not affect the construction or interpretation of any of its provisions.

     (h)  Construction.  Each party has had the opportunity to set forth in this
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          Agreement all matters related to the subject hereof.  Corr and the
          Company acknowledge the binding legal effect of this Agreement, that this Agreement has been negotiated by the parties hereto and that each party has, to the extent desired, sought legal counsel related to the terms, conditions and effect of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first hereinabove written.



                                    /s/ D. Joseph Corr
                                    ----------------------------------------
                                    D. JOSEPH CORR



                                    AIRTRAN HOLDINGS, INC.


                                    By:   /s/ Richard Schroeter
                                       -------------------------------------
                                    Title:  Senior Vice President - Finance
                                           ---------------------------------

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